Exhibit 10.18

Credit Contract 2021-008

Working Capital Loan Contract

Contract No.: 9081120240039450

Lender: Zhejiang Yiwu Rural Commercial Bank Co., Ltd.

Borrower: Haodingduo (Zhejiang) Network Technology Co., Ltd.

Upon mutual agreement between the lender and the borrower, and in accordance with relevant national laws, regulations, and rules, this contract is hereby signed.

Article 1: Loan Amount, Type, and Purpose: The lender agrees to provide the borrower with a loan of RMB (in words) Six Million and Fifty Thousand Yuan. The type of loan is Short-Term, and the purpose of the loan is to repay the loan and capital turnover related to purchasing bag materials.

Article 2: Loan Term: The loan term under this contract is from November 25, 2024, to November 20, 2025. If the actual loan disbursement date and receipt date do not align with the above provisions, the loan receipt will prevail.

Article 3: Loan Interest Rate: The interest rate for the loan under this contract is calculated using a simple interest method and is determined according to the following option (2) (please check the applicable option ☐ with a √):

(1) The interest rate for the loan under this contract is based on the most recently published ☐1-year ☐ 5-year above ☐ other            LPR (Loan Prime Rate) from the day before the contract takes effect, adjusted by ☐ plus ☐ minus            basis points (LPR refers to the loan market quotation rate published by the National Interbank Funding Center; 1 basis point = 0.01%, hereinafter the same). The specific rate will be determined by the loan receipt. During the loan term, the interest rate will not be adjusted.

(2) The interest rate for each loan under this contract is determined based on the most recently published ☑ 1-year ☐ 5-year above ☐ other           LPR from the day before ☐ the loan disbursement date ☑ the contract’s effective date, adjusted by ☑ plus ☐ minus One hundred and ninety basis points, with specifics detailed in the loan receipt. During the loan term, the interest rate for each loan will be adjusted according to the following ① method, and the lender will not separately notify the borrower: ① The interest rate for a single loan will not be adjusted and will be calculated without segmentation. ② The interest rate will be reset every ___ (☐ years ☐ months), with the adjustment date being the corresponding date in the month of loan disbursement. If there is no corresponding date in the adjustment month, the last day of that month will be used as the adjustment date. The new pricing benchmark will be based on the most recently published LPR for the term selected in clause (2) of this article from the day before the adjustment date, with the basis points remaining unchanged.

(3) Others:

The formula for calculating the interest rate under this contract is as follows: Monthly interest rate = Annual interest rate ÷ 12; Daily interest rate = Annual interest rate ÷ 360.

Article 4: Loan Disbursement and Payment:

(1) Withdrawal Conditions: For withdrawals under this contract, the borrower must meet the following conditions:

1.	The borrower has not violated any obligations and responsibilities under this contract;

2.	The borrower's financial status has not undergone adverse changes that may jeopardize, delay, or prevent the fulfillment of obligations and responsibilities under this contract;

3.	No breach of this contract has occurred;

4.	Guarantees remain effective, and there have been no adverse changes to the guarantor's capacity to guarantee or the value of the collateral;

5.	The borrower has opened the relevant accounts as required by the lender;

6.	Other conditions required by the lender: /
The borrower understands and accepts that the lender may suspend the borrower's withdrawal requests due to national policies, macroeconomic controls, regulatory requirements, etc.

(2) Loan Disbursement: The borrower must apply for withdrawal to the lender before using the funds. If the lender, after review, deems that the withdrawal conditions stipulated in this contract are met, the loan funds will be transferred to the agreed borrower’s account.

(3) Loan Payment:

1.	Entrusted Payment: If the single payment amount of the loan exceeds __/_ million RMB (in words), it will be made through the lender's entrusted payment method. The lender will review and approve the borrower's payment authorization letter along with corresponding payment vouchers, business contracts, and other supporting documents before transferring the loan funds to the borrower's transaction counterpart via the borrower's account.

2.	Self-Payment: If the conditions for entrusted payment are not met, the borrower will use self-payment methods. The borrower must provide the lender with transaction materials related to the loan payment within __/_ days after using the funds and summarize the payment situation. The lender has the right to verify whether the loan payment aligns with the agreed purposes through account analysis, document verification, on-site investigations, etc.

3.	If the borrower experiences a decline in credit status, insufficient profitability in the main business, or any abnormal use of loan funds during the loan payment process, the borrower must negotiate with the lender to supplement the loan disbursement and payment conditions, or the lender has the right to change the payment method and suspend the disbursement and payment of loan funds.

Article 5: Repayment Method: The repayment method stipulated in this contract is to pay interest monthly (monthly, quarterly, or annually). The 20th of each month (or the last month of the quarter or year) is the interest settlement date, with the following day as the payment date. Late interest payments will be considered a breach of contract. The principal is to be repaid in a lump sum upon the expiration of the loan term, with interest settled concurrently. However, if the loan receipt or electronic data and vouchers generated from online banking specify a repayment method for that particular loan, the repayment method will follow that stipulation.

Article 6: Borrower’s Commitment:

(1) The borrower is duly registered with the industrial and commercial administration or competent authority, and the loan matters comply with the requirements of laws and regulations;

(2) The borrower, its legal representative, shareholders, and senior management have good credit status with no significant adverse records;

(3) The borrower will promptly provide the lender with documents and vouchers related to the loan disbursement, payment, and use under this contract, ensuring that the materials, documents, data, and information provided are true, accurate, complete, legal, and valid;

(4) The borrower will cooperate with the lender in payment management and accept both on-site and off-site investigations by the lender;

(5) If the guarantor loses part or all of its guarantee capacity due to circumstances such as cessation of operations, bankruptcy, dissolution, revocation of business license, annulment, merger (acquisition), or severe operational losses, the borrower has the obligation to promptly inform the lender and provide a guarantee acceptable to the lender as required;

(6) All transactions between the borrower and its related parties will be conducted in good faith and fairness, without directly or indirectly harming the lender’s interests under this contract;

(7) If the borrower has multiple debts with the lender, the lender may independently decide the order of repayment for each debt;

(8) The borrower will promptly notify the lender of any significant adverse matters affecting its debt repayment capacity.

Article 7: Loan Extension: If the borrower needs to extend the loan term, they must submit a written application to the lender before the loan expiration date. Upon agreement by the lender and guarantor, the lender, borrower, and guarantor will separately sign a loan extension repayment agreement. After the loan extension, if the cumulative loan extension period and the original term reach a new interest rate period tier, the interest rate will be determined based on the current rate tier for the cumulative term.

Article 8: Events of Default or Risk Events

The occurrence of any of the following conditions shall constitute a default or risk event:

(1) Failure to repay the principal of the loan on time or failure to pay interest on time, or failure to repay the principal and interest according to the special repayment method agreed upon in the loan receipt;

(2) Use of the loan for purposes not agreed upon;

(3) Failure to make loan payments in the agreed manner;

(4) Non-compliance with the commitments made in this contract;

(5) Failure to timely repay other due debts to the lender;

(6) Failure to timely repay any due debts to other financial institutions or third parties;

(7) Property being subject to looting or similar incidents;

(8) Involvement in significant adverse litigation;

(9) Being subjected to significant administrative penalties by administrative authorities;

(10) Ceasing operations due to mismanagement;

(11) Concealing the financial status or operational condition of the enterprise or diverting funds;

(12) Implementing contracting, entrusted operations, custodial management, leasing, joint ventures, mergers, divisions, donations, restructuring, or reducing registered capital without obtaining written consent from the lender;

(13) Changing the enterprise’s name, legal representative, shareholders, registered address, or business scope without notifying the lender in writing at least one month prior to the change;

(14) Engaging in tax evasion, bankruptcy, dissolution, being ordered to cease operations, or having the business license revoked;

(15) The guarantor dies, goes missing, or loses civil capacity, and the borrower cannot provide qualified guarantees;

(16) Other serious circumstances that affect the ability to repay debts or result in loss of credit.

During the validity of this contract, if the borrower encounters any of the defaults or risk events specified in (1), (2), (5), (8), (10), (12), (13), (14), or (16), the lender has the right to take any one or more of the following measures, including but not limited to:

1.	Collecting penalty interest and compound interest as stipulated;

2.	Suspending the disbursement of loans, declaring any loans already disbursed under this contract due immediately, and requiring the borrower to repay all loans and corresponding interest, penalty interest, and compound interest immediately;

3.	Withholding and deducting the corresponding amounts from the accounts of the borrower and guarantor to repay the principal, interest, and fees;

4.	Requiring the guarantor to fulfill joint guarantee responsibilities;

5.	Enforcing the mortgage rights;

6.	Terminating this contract prematurely;

7.	Other legally permitted measures.

During the validity of this contract, if the borrower encounters any of the defaults or risk events specified in (3), (4), (6), (7), (9), (11), or (15), the lender has the right to require the borrower to provide new guarantees that meet the lender’s requirements for the debts under this contract, or take other measures to ensure that the lender’s legal rights are not violated. If the borrower fails to provide new guarantees as requested by the lender or if the measures taken do not ensure the lender’s legal rights are protected, the lender has the right to take any one or more of the following measures, including but not limited to:

1.	Collecting penalty interest and compound interest as stipulated;

2.	Suspending the disbursement of loans, declaring any loans already disbursed under this contract due immediately, and requiring the borrower to repay all loans and corresponding interest, penalty interest, and compound interest immediately;

3.	Withholding and deducting the corresponding amounts from the accounts of the borrower and guarantor to repay the principal, interest, and fees;

4.	Requiring the guarantor to fulfill joint guarantee responsibilities;

5.	Enforcing the mortgage rights;

6.	Terminating this contract prematurely;

7.	Other legally permitted measures.

Article 9: Loan Guarantees:

The guarantees provided by the borrower must maintain their necessary guarantee capacity until the lender’s rights under this contract are extinguished. If the guarantee’s effectiveness declines or is lost, or if the guarantor encounters any of the conditions specified in Article 8, items (4) through (16), the lender has the right to stop disbursing any loans that have not yet been released under this contract and to recall any loans that have not yet matured.

Article 10: Liability for Breach of Contract

(1) Borrower’s Breach and Liability:

1.	If the borrower fails to repay the principal of the loan (including extensions) on time, a penalty interest rate of 50% will be charged from the date of default, calculated at the interest rate agreed in the loan contract.

2.	If the borrower fails to pay the loan interest and penalty interest on time, compound interest will be charged at the penalty interest rate.

3.	If the loan is not used according to the contract, a penalty interest rate of 100% will be charged during the period of misappropriation for the loan that has been misappropriated.

4.	If the borrower repays the loan early, it must be approved by the lender; the lender has the right to charge interest on the early repaid loan according to the term and interest rate specified in this contract. However, with the lender’s consent, interest may be charged based on the agreed rate and the actual number of days.

(2) Lender’s Breach and Liability:

If the lender fails to provide the loan to the borrower as agreed, the lender shall pay the borrower a penalty based on the default amount, overdue penalty interest rate, and the number of days of default.

Article 11: Performance of the Contract

(1) The lender shall be deemed to have fulfilled the obligation to disburse the loan when the loan is transferred to the borrower’s account.

(2) The lender may directly withhold and deduct the corresponding amounts from the borrower’s account to repay the principal, interest, and fees of the loan upon recovering the due principal and interest or recovering the loan principal and interest in advance as agreed.

Article 12: Establishment, Effectiveness, and Termination of the Contract

(1) This contract shall be established upon the signatures, seals, or fingerprints of all parties; and the borrower shall provide qualified guarantees for the lender’s claims. This contract shall take effect from the date the guarantee contract is established and comes into effect.

(2) If the borrower fails to provide qualified guarantees for the lender’s claims within thirty days from the establishment of this contract, the lender has the right to terminate this contract.

Article 13: Other Agreements:

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Article 14: Use of Information

The borrower agrees that the lender may record (query, disclose) the borrower’s relevant information in the personal (enterprise) credit information database and related information systems of the People’s Bank of China, according to the relevant regulations of the People’s Bank of China or other management departments. If the borrower defaults under this contract, the lender has the right to publicly disclose the default information or provide relevant information to collection agencies for the purpose of debt collection, depending on the circumstances of the default.

Article 15: Dispute Resolution

In the event of a dispute arising from this contract, the parties shall resolve it through negotiation; if negotiation fails, either party has the right to choose the following dispute resolution methods (mark with a √ in front of the option):

☑ Submit the dispute to the people’s court at the lender’s location for resolution through litigation.

☐ Submit the dispute to Arbitration Committee, in accordance with the effective arbitration rules of the committee at the time of applying for arbitration. The arbitration award is final and binding on all parties.

☐ _____________________________________________________________

Article 16: Others

(1) The guarantee contracts corresponding to this contract are: 9081320240015663; 9081320240015661, which are part of this contract.

(2) The loan note and other certificates and attachments are components of this contract and have the same legal effect as this contract.

(3) All reasonable costs incurred for notarization, litigation, and legal representation related to the realization of claims arising from this contract shall be borne by the borrower.

(4) The lender has urged the borrower to fully and accurately understand each clause of this contract and has provided adequate explanations of each clause at the request of the borrower; all clauses of this contract have been thoroughly negotiated before execution. The borrower has fully understood the meaning of each clause of this contract and its corresponding legal consequences.

(5) This contract is executed in triplicate, with the lender holding two copies, and the borrower holding one copy, all of equal validity.

Borrower

Borrower(Seal):

Legal Representative/Person in Charge: (Signature)

(or Agent)

[Company Seal Affixed Here]

Lender

Lender(Seal): [Company Seal Affixed Here]

Person in Charge: (Signature or Seal)	/s/ Xiaozhong Lin

(or Agent)

Date of Signing: November 25 2024